Exhibit 23.2

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT

We hereby consent to the incorporation by reference in the Registration Statement on Forms S-8 of VOIS Inc., SEC File No. 333-147227, and the related prospectuses of our audit report dated December 26, 2007 with respect to the consolidated balance sheet at September 30, 2007 and the consolidated statements of operations, changes in stockholders' equity and cash flows of VOIS Inc. and its subsidiaries for the nine month period ended September 30, 2007 and 2006, the year ended December 31, 2006 and cumulative for the period from May 19, 2000 (inception) to September 30, 2007 which is included in the Annual Report on Form 10-KSB of VOIS Inc. for the transition period ended September 30, 2007.

/s/ Sherb & Co., LLP
Certified Public Accountants

Boca Raton, Florida
December 26, 2007